Exhibit 99.1

FOR IMMEDIATE RELEASE

CURIS Reports Fourth Quarter and Fiscal 2003 Results

CAMBRIDGE, MA, February 5, 2004—Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2003.

For the fourth quarter of 2003, the Company reported a net loss applicable to common stockholders of $6,936,000, or ($0.17) per share as compared to net income of $12,070,000, or $0.35 per share for the prior year period.

Revenues for the fourth quarter of 2003 were $755,000 as compared to $17,820,000 for the fourth quarter of 2002. The decrease in revenues for the fourth quarter of 2003 was primarily due to the fact that revenues for the fourth quarter of 2002 included $14,000,000 earned through the monetization of future royalties owed to Curis from Stryker Corporation for sales of the OP-1 bone regeneration product and the Company’s receipt of a $3,500,000 up-front license payment pursuant to its strategic collaboration with Ortho Biotech, a subsidiary of Johnson & Johnson. Revenues for the fourth quarter of 2003 were derived from the Company’s collaboration with Genentech and from its licensing agreement with ES Cell International.

Operating expenses for the fourth quarter of 2003 were $5,687,000 as compared to $4,709,000 for the fourth quarter of 2002. Operating expenses for the fourth quarter of 2003 included research and development expenses of $3,858,000 and general and administrative expenses of $1,390,000 as compared to research and development expenses of $2,436,000 and general and administrative expenses of $1,499,000 for the fourth quarter of 2002, respectively. The increase in research and development expenses during the fourth quarter of 2003 was principally attributable to the fact that in the fourth quarter of 2002 Curis received $1,299,000 in expense reimbursement related to its joint venture with Elan Corporation, Curis Newco, which was subsequently terminated in May 2003. Further, during the fourth quarter of 2003, research and development expenses also included $1,005,000 in non-cash expense associated with the issuance of an aggregate of 200,000 shares of Curis common stock pursuant to amendments to two technology license agreements related to Curis’ Hedgehog technology. The amendments reduced Curis’ future royalty payment obligations under these license agreements.

Because the Company entered into an agreement with Elan Corporation to end its joint venture, Curis Newco, in May 2003, the Company did not record a loss relating to Curis Newco for the fourth quarter of 2003, as compared to a loss of $1,094,000 recorded for the fourth quarter of 2002.

The Company recorded other expense, net, of $2,004,000 for the fourth quarter of 2003 as compared to other income, net, of $234,000 for the prior year period. Other expense, net, recorded in the fourth quarter of 2003 was primarily due to a $1,708,000 charge for the write-off of a euro-denominated note receivable that is due in June 2005 from Micromet AG, a former collaborator of the Company. Prior to the write-off, the Company had recorded this note receivable on its balance sheet as a note receivable asset of $5,115,000, reflecting the note’s current carrying value, after giving effect to interest income and foreign currency gains, of $1,708,000. The Company also recorded $3,407,000 as a long-term deferred revenue liability, which primarily reflected the original principal amount of the note. For the fourth quarter of 2003, the write-off of the note receivable resulted in a one-time other expense charge of $1,708,000 as well as a reduction in the Company’s assets and liabilities of $5,115,000 and $3,407,000, respectively. The Company determined that this charge was necessary due to Micromet’s recent announcement that it was terminating one-third of its workforce as the result of a contract dispute with a co-development partner. Micromet has stated that this dispute will result in a significant decrease of previously budgeted cash inflows in 2004.

Net loss applicable to common stockholders for the year ended December 31, 2003, was $11,895,000 or ($0.33) per share as compared to $83,038,000 or ($2.57) per share for the year ended December 31, 2002.

Revenues for fiscal year 2003 were $11,048,000 as compared to $18,391,000 for the prior year. 2003 revenues were primarily derived from payments related to the termination of the Company’s collaboration with Micromet AG, the Company’s collaboration with Genentech and its license to ES Cell International. In 2002, the Company’s revenues resulted primarily from the consummation of three transactions, including the Stryker royalty stream monetization, its collaboration with Ortho Biotech and its strategic license agreement with Amylin Pharmaceuticals.

Operating expenses for the year ended December 31, 2003 were $20,960,000 as compared to $97,777,000 for the prior year. The decrease of $76,817,000 is primarily attributable to charges of $69,435,000 from impairment of goodwill and property and equipment and $3,490,000 for expenses incurred during the realignment of the Company’s development programs, both of which were recorded in 2002. In addition, the Company decreased its general and administrative costs by $2,305,000, or 28%, from $8,160,000 for the year ended December 31, 2002, to $5,855,000 for the year ended December 31, 2003.

Because the Curis Newco joint venture did not incur any expenses in 2003 and was terminated in May 2003, the Company did not record a loss relating to Curis Newco for the year ended December 31, 2003, as compared to a loss of $4,311,000 recorded for the year ended December 31, 2002.

As of December 31, 2003, Curis’ cash, cash equivalents, marketable securities and investments, including long-term investments, were $37,538,000. As of December 31, 2003, there were 40,560,991 shares of common stock outstanding.

“We have continued our efforts to streamline our operations in order to maximize the resources available for our research and development programs. For example, we are pleased that these efforts have yielded a decrease in our administrative expenditures of $2,305,000, or 28%, from the previous year,” Michael Gray, Curis’ Chief Financial Officer said.

Daniel Passeri, Curis’ President and Chief Executive Officer, commented, “2003 has been another successful year for Curis. In June, we established a major drug development collaboration with Genentech in the field of cancer based on our Hedgehog pathway research. That transaction provided Curis with an $8,500,000 up-front licensing fee and will provide significant development milestones and product royalties if the program is successful. In addition, we raised $10,900,000 from a private placement of our common stock in August. In January 2004, we entered into a collaboration agreement with Wyeth Pharmaceuticals in the field of neurological disorders, which we expect will become effective upon compliance with applicable anti-trust laws. During 2004, we believe that our drug development candidates, either through our corporate collaborations or as a result of our internal development efforts, will continue to advance towards human clinical testing.”

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenues	$755,095	$17,819,952	$11,048,233	$18,390,538

Operating expenses:
Research and development	3,857,621	2,436,058	13,399,492	14,057,715
General and administrative	1,389,966	1,498,900	5,854,569	8,160,012
Stock-based compensation	420,663	480,848	1,631,098	2,159,594
Amortization of intangible assets	18,768	293,593	75,079	474,509
Impairment of property and equipment	—	—	—	5,336,786
Impairment of goodwill	—	—	—	64,098,344
Realignment expenses	—	—	—	3,490,000

Total operating expenses	5,687,018	4,709,399	20,960,238	97,776,960

Income (loss) from operations	(4,931,923)	13,110,553	(9,912,005)	(79,386,422)
Equity in Loss from CURIS Newco, Ltd.	—	(1,093,845)	—	(4,310,912)
Total other (expense) income, net	(2,003,649)	233,770	(1,711,247)	1,381,899

Net income (loss)	(6,935,572)	12,250,478	(11,623,252)	(82,315,435)
Accretion on Series A Convertible Exchangeable Preferred Stock	—	(180,225)	(271,306)	(722,903)

Net income (loss) applicable to common stockholders	$(6,935,572)	$12,070,253	$(11,894,558)	$(83,038,338)

Basic net income (loss) per common share	$(0.17)	$0.38	$(0.33)	$(2.57)

Weighted average common shares for basic net income (loss) computation	40,426,650	31,843,548	36,015,610	32,267,106

Diluted net income (loss) per common share[1]	$(0.17)	$0.35	$(0.33)	$(2.57)

Weighted average common shares for diluted net income (loss) computation	40,426,650	35,528,208	36,015,610	32,267,106

[1]	See “Computation of Diluted Earnings Per Share” table attached herewith.

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2003	December 31, 2002
ASSETS
Cash, cash equivalents, marketable securities and long-term investments	$37,537,993	$36,573,276
Cash, cash equivalents and marketable securities—restricted	190,661	4,403,188
Accounts and notes receivable	4,184,973	—
Property and equipment, net	2,500,703	3,775,269
Intangible assets, net	9,159,193	9,234,273
Other assets	2,162,967	8,455,687

Total assets	$55,736,490	$62,441,693

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,884,643	$5,072,405
Debt and capital lease obligations, excluding convertible debt	322,884	5,529,471
Convertible debt	5,333,733	6,885,486
Deferred revenue	8,330,017	12,154,006

Total liabilities	16,871,277	29,641,368
Series A Convertible Exchangeable Preferred Stock	—	13,064,283
Total stockholders’ equity	38,865,213	19,736,042

Total liabilities and stockholders’ equity	$55,736,490	$62,441,693

###

CURIS, INC.

COMPUTATION OF DILUTED EARNINGS PER SHARE

(UNAUDITED)2

Three months ended December 31, 2002
Net income applicable to common stockholders, GAAP Basis	$12,070,253
Adjustments to reconcile to GAAP net income applicable to common stockholders to net income for use in diluted net income per common share calculation:
Interest expense on convertible notes	128,382
Accretion on Series A Convertible
Exchangeable Preferred Stock	180,225

Net income applicable to common stockholders after assumed conversion of convertible notes and Series A Convertible Exchangeable Preferred Stock	$12,378,860

Net income per common share—diluted	$0.35

Weighted average common shares for diluted net income computation	35,528,208

[2]	This table only covers the Company’s operating results for the three months ended December 31, 2002 because the Company has incurred net losses applicable to common stockholders for all other periods presented.

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development program involves using proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development strategy to produce several promising drug product candidates in the fields of kidney disease, neurological disorders, cancer, and hair growth regulation. Curis is based in Cambridge, Massachusetts. For more information, please visit the Curis web site at www.curis.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Curis’ future operating results and expected advances in its drug discovery and development programs. Such statements may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause Curis’ actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by a number of important factors including, among other things: adverse results in Curis’ and its strategic partners’ product development programs; difficulties or delays in obtaining or maintaining required regulatory approvals; Curis’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies; changes in or Curis’ inability to execute its realigned business strategy; the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates and execute on its business plan; unplanned cash requirements and expenditures; risks relating to Curis’ ability to enter into and maintain important strategic partnerships, including its ability to maintain its current collaboration agreements with Genentech, Ortho and Wyeth; the risk that competitors will discover and develop signaling pathway-based therapeutics faster and more successfully that Curis and its collaborators are able to; and other risk factors identified in Curis’ most recent Annual Report on Form 10-K, Quarterly Report on 10-Q and any subsequent reports filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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Contacts

For Curis, Inc.

Michael P. Gray

Chief Financial Officer

(617) 503-6632

Marc F. Charette, Ph.D.

Vice President, Corporate Communications

(617) 503-6629